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                                                                     EXHIBIT 4.7

                      AMENDMENT NO. 2 TO THE GADZOOKS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


         The Gadzooks, Inc. Employee Stock Purchase Plan (the "Plan") is hereby amended in the following respects effective November 29, 2001:

         1. The period at the end of the last sentence of Section 3.1 shall be deleted and the following clause shall be added at the end of such sentence:

         ; provided, however, that if an Employee does not actually participate in the Offering commencing on such Plan Entry Date then the Offering that the Employee may first participate in is any Offering that commences on the first day of any calendar quarter that occurs after such Plan Entry Date.

         2. The first sentence of Section 3.4 of the Plan is hereby amended to read as follows:

         An eligible Employee may become a Participant, subject to the other provisions of the Plan (including without limitation Sections 3.1 and 8.2), by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Company on or before the date set therefor by the Committee, which date shall be prior to the Offering Commencement Date for the Offering (as such terms are defined below).

         3. The text of Section 8.2 of the Plan is hereby amended to read as follows:

         A Participant's withdrawal from participation in the Plan during, or at the conclusion of, any Offering will disqualify the Participant from again participating in the Plan until a subsequent Offering that commences on the first day of calendar quarter.


         IN WITNESS WHEREOF, this Amendment has been executed on behalf of Gadzooks, Inc. as of the 29th day of November, 2001, by the officer signing below.

                                 GADZOOKS, INC.


                                 Name:   /s/ James A. Motley
                                      -------------------------------

                                 Title:     VP and CFO
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